EXHIBIT 23.1

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                          INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in this Registration Statement of Emclaire Financial Corp. on Form S-4 of our report dated February 6, 1998, included and incorporated by reference in the Annual Report on Form 10-KSB of Emclaire Financial Corp. for the year ended December 31, 1997.

Further, we consent to the incorporation by reference in this Registration Statement of our report dated July 25, 1997, included and incorporated by reference in the Annual Report on Form 10- KSB of Peoples Savings Financial Corporation for the fiscal year ended June 30, 1997.

We also consent to the reference to us under the headings "Experts" in the Prospectus/Joint Proxy Statement which is part of the Registration Statement.



/s/ S.R. Snodgrass, A.C.


Wexford, PA
May 7, 1998